Exhibit 99.1

Tallgrass Energy Promotes Bill Moler to President and COO

LEAWOOD, Kan.--(BUSINESS WIRE)--March 18, 2019--Tallgrass Energy, LP (NYSE: TGE) today announced the promotion of Chief Operating Officer Bill Moler to President effective immediately. David G. Dehaemers Jr. remains CEO and Moler will retain his current COO title.

A 30-year veteran of the oil and gas industry recognized for his deep expertise in the midstream sector, Moler has been Executive Vice President and COO since the company’s inception in 2012. As COO, he has played a pivotal role in Tallgrass’ growth - both organically and through acquisition - by aligning and maximizing the company’s commercial growth strategies and focusing commercial efforts on adding value to customers at every turn. He has improved execution across the company and institutionalized a safety-first culture throughout the organization.

“I’m delighted to announce Bill’s ascent to President, a move that recognizes his increasingly vital role to our company,” said Tallgrass CEO David G. Dehaemers Jr. “Over the years, Bill has shown tremendous leadership capabilities across the company, throughout the industry and with our customers. I have worked with Bill for most of the last 20 years and have seen him grow into an energy executive clearly ready for this increased responsibility.”

“I look forward to adding additional value to Tallgrass through my expanded role,” said Moler. “We’ve built a culture of excellence and continual improvement at Tallgrass, and that’s got everything to do with our people. We work really hard to say ‘Yes’ to our customers and their needs. We have a mix of young, energetic professionals from a variety of backgrounds working alongside seasoned veterans of the oil and gas industry. That breeds broad diversity of thinking, which leads to greater innovation and more creative customer solutions. It’s an honor to be a part of that.”

About Tallgrass Energy

Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

To learn more, please visit our website at www.tallgrassenergy.com.

Contacts

Tallgrass Energy:
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 303-763-3568
phyllis.hammond@tallgrassenergylp.com